As filed with the Securities and Exchange Commission on January 11, 2010

Registration No. 333-127196

Registration No. 333-101422

Registration No. 333-76655

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-127196

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-101422

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-76655

REGISTRATION STATEMENT ON FORM S-8

UNDER

THE SECURITIES ACT OF 1933

MARVEL ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3711775
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

417 Fifth Avenue New York, New York	10016
(Address of Principal Executive Offices)	(Zip Code)

Marvel Enterprises, Inc. 2005 Stock Incentive Plan

Marvel Enterprises, Inc. 1998 Stock Incentive Plan

(Full titles of the plans)

John N. Turitzin, Esq.

Executive Vice President and General Counsel

Marvel Entertainment, LLC

417 Fifth Avenue

New York, New York 10016

(Name and address of agent for service)

(212) 576-4000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Marvel Entertainment, Inc. (the “Company”):

File No. 333-127196, pertaining to the registration of 4,000,000 shares of common stock, par value $0.01 per share of the Company (the “Common Stock”), which was filed with the Securities and Exchange Commission (the “SEC”) on August 4, 2005.

File No. 333-101422, pertaining to the registration of 15,000,000 shares of Common Stock, which was initially filed with the SEC on November 22, 2002, as amended by Post-Effective Amendment No. 1 filed on August 4, 2005.

File No. 333-76655, pertaining to the registration of 6,000,000 shares of Common Stock, which was filed with the SEC on April 20, 1999.

On December 31, 2009, pursuant to an Agreement and Plan of Merger, dated as of August 31, 2009, by and among The Walt Disney Company, a Delaware corporation (“Disney”), Maverick Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Disney (“Merger Sub”), Maverick Merger Sub, LLC, a single member Delaware limited liability company and wholly owned subsidiary of Disney (“Merger LLC”) and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Disney (the “Surviving Corporation”). Immediately after the effective time of the Merger, the Surviving Corporation merged with and into Merger LLC, with Merger LLC (which has been renamed Marvel Entertainment, LLC) continuing as the surviving entity.

As a result of the Merger, any offering pursuant to the Registration Statements has been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 11th day of January, 2010.

MARVEL ENTERTAINMENT, LLC the successor company to Marvel Entertainment, Inc.

By:	/s/ John N. Turitzin
	Name:	John N. Turitzin
	Title:	Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated:

	Title	Date

/s/ John N. Turitzin John N. Turitzin	Executive Vice President and General Counsel (As Principal Executive Officer)	January 11, 2010

/s/ Kenneth P. West Kenneth P. West	Chief Financial Officer (As Principal Financial Officer)	January 11, 2010

/s/ Mark D. Plotkin Mark D. Plotkin	Chief Accounting Officer (As Principal Accounting Officer)	January 11, 2010

THE WALT DISNEY COMPANY	Sole Member	January 11, 2010

By:	/s/ Roger J. Patterson Name: Roger J. Patterson Title: Managing Vice President, Counsel Registered In-House Counsel